Exhibit 99

News Release

Ecolab Inc.

370 Wabasha Street North

St. Paul, Minnesota 55102

Release Date:	FOR IMMEDIATE RELEASE

Contact:	Michael J. Monahan	(651) 293-2809 (Tel)
(651) 225-3123 (Fax)

ECOLAB INCREASES SHARE REPURCHASE AUTHORIZATION

ST. PAUL, Minn., October 17, 2003: Ecolab Inc.’s Board of Directors today authorized the company to repurchase up to 10 million additional shares of Ecolab common stock.  Ecolab currently has approximately 1.4 million shares remaining under a previous repurchase authorization approved in December 2000.

The company will conduct its purchases in the open market; in privately negotiated transactions from time to time, depending on market conditions; and through purchases made in accordance with Rule 10b5-1 of the Securities Exchange Act of 1934.  The repurchased shares will be used to fund stock incentive plans and for general corporate purposes.  On a post-split basis, Ecolab acquired 7 million shares during the first nine months of 2003 and had approximately 258 million shares outstanding at September 30, 2003.

With 2002 sales of $3.4 billion, Ecolab is the leading global developer and marketer of premium cleaning, sanitizing, pest elimination, maintenance and repair products and services for the hospitality, foodservice, institutional and industrial markets.

Ecolab shares are traded on the New York Stock Exchange under the symbol ECL. Ecolab news releases and other investor information are available on the Internet at http://www.ecolab.com.

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